Exhibit 4.1

SPECIMEN UNIT CERTIFICATE

SEE REVERSE FOR CERTAIN DEFINITIONS	OTG Acquisition Corp.	I NUMBER UNITS U-

CUSIP [●]

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE AND ONE-HALF OF ONE REDEEMABLE

WARRANT, EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE CLASS A ORDINARY SHARE

This Certifies that      is the owner of      Units.

Each Unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Shares”), of OTG Acquisition Corp. I, a Cayman Islands exempted company (the “Company”), and one-half (1/2) of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder to purchase one (1) Ordinary Share (subject to adjustment) for $11.50 per share (subject to adjustment). Each Warrant will become exercisable thirty (30) days after the Company’s completion of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (each, a “Business Combination”), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”), each as more fully described in, and subject to the terms and conditions of, (i) the Company’s final prospectus for its initial public offering dated [ ], 2025 and (ii) the Company’s amended and restated memorandum and articles of association (as the same may be amended from time to time) (“Amended and Restated Memorandum and Articles of Association”). The Ordinary Shares and Warrants comprising the Units represented by this certificate are not transferable separately prior to              , 2025, unless B. Riley Securities, Inc. elects to allow earlier separate trading, subject to the Company’s filing with the U.S. Securities and Exchange Commission of a Current Report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. No fractional warrants will be issued upon separation of the Units and only whole warrants are exercisable. The terms of the Warrants are governed by a Warrant Agreement, dated as of             , 2025, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (“Warrant Agreement”), and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

Upon the consummation of the Business Combination, the Units represented by this certificate will automatically separate into the Class A Ordinary Shares and Warrants comprising such Units.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signatures of a duly authorized signatory of the Company.

By
	Chief Executive Officer	Chief Financial Officer

OTG Acquisition Corp. I

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM —	as tenants in common	UNIF GIFT MIN ACT —		Custodian
TEN ENT —	as tenants by the entireties		(Cust)		(Minor)
JT TEN —	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

For value received,________________________ hereby sells, assigns and transfers unto _____________________________

____________________________________

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER(S) OF ASSIGNEE(S))

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF ASSIGNEE(S))

    Units represented by the within Certificate, and does hereby irrevocably constitute and appoint      Attorney to transfer the said shares on the books of the within named Company with full power of substitution in the premises.

Dated _____________________________________
Shareholder

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE

GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS

AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH

MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE

MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR

ANY SUCCESSOR RULE)).

In each case, as more fully described in, and subject to the terms and conditions of, (i) the Company’s final prospectus for its initial public offering dated     , 2025 and (ii) the Company’s Amended and Restated Memorandum and Articles of Association, the holder(s) of this certificate with respect to the Ordinary Share included in each Unit, shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Ordinary Shares included in the Units sold in its initial public offering and liquidates because it does not consummate an initial Business Combination within the period of time set forth in the Company’s Amended and Restated Memorandum and Articles of Association, (ii) if the holder(s) properly redeem(s) the Ordinary Shares included in the Units sold in the Company’s initial public offering represented in this certificate in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Ordinary Shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Ordinary Shares if the Company does not complete its initial Business Combination within the time period set forth therein or (B) with respect to any other material provisions relating to (x) the rights of holders of the Ordinary Shares or (y) any pre-initial Business Combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer without a shareholder vote (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.